                                                                    Exhibit 99.1

                                  NEWS RELEASE

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15301 w. 109TH Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
         (913) 647-0158, Phone
         (913) 647-0132, Fax
         investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Lenexa, Kansas (September 12, 2005) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the first quarter ending July 31, 2005.

     Sales for the quarter ended July 31, 2005 were approximately $3,480,000, an increase of $564,000, or 19%, from $2,916,000 for the comparable period of fiscal 2005. Sales at DCI increased approximately $479,000, or 16%, from the prior year period. The increase was primarily the result of an increase in new and existing customer orders at DCI, specifically in the electronic assembly product line. The LCD production, LCD resale and hybrids product lines had sales that were comparable to sales in the prior year period. Sales volumes at NTG were $203,000 for the period, which also contributed to the overall increase in sales shown in the consolidated financial results. We expect sales volumes at
DCI to continue to increase throughout fiscal 2006 as a result of scheduled shipments to customers currently recorded in our backlog. Total backlog at July
31, 2005 was approximately $7,033,000, an increase of approximately $2,134,000, or 44%, from a total backlog of $4,899,000 on July 31, 2004 and an increase of
$227,000 from a total backlog of $6,806,000 on April 30, 2005.  Sales at NTG are expected to continue growing over the next few quarters as new products have been introduced to the market and marketing efforts continue.

     Gross margin was 29% of sales, or $1,024,000, for the quarter ended July
31, 2005 as compared to 27% of sales, or $785,000, for the quarter ended July
31, 2004. The increase in gross margin is primarily the result of changes in product mix, with increased sales volumes in the electronic assembly product line, and improvements in productivity. We continue to expect that gross margins over the next few quarters will continue at or near our historical margins of
25% - 30%.

     Selling, general and administrative ("SG&A") expenses were $887,000, an increase of $276,000, or 45%, from the same period a year ago. The increase was mainly due to SG&A expenses at NTG during the period of $197,000 and higher SG&A costs at DCI due to an increase in the number of personnel in the sales and engineering departments which is driven by our growth. We expect that our SG&A expenses will continue at or near their current levels for the near term as a result of our continuing efforts to invest in NTG product development and sales, control our corporate expenditures, and manage our operating costs.

     Operating income for the three-month period was $137,000, as compared to operating

income of $174,000 in the same three-month period in the prior year.

     Interest expense was $24,000 for the three-month period ended July 31, 2005 as compared to $40,000 for the three-month period ended July 31, 2004. The decrease of $16,000 was due to lower outstanding borrowings during the current period as compared to the previous year.

     As a result of the above, net income was $114,000, or $0.03 per diluted share, for the quarter, as compared to net income of $144,000, or $0.05 per diluted share for the comparable period of the prior year.

         Karl B. Gemperli, Chief Executive Officer, stated, "We are pleased to report the results of the first quarter and are proud of the growth we have shown compared to last year. Our bottom-line performance and operating margins resulted from both strong sales and efficient operations. Our focused business strategy has increased our backlog by 44% over the level of last year, which reinforces our confidence that we offer a strong value proposition to our customers. Our entire team continues to work diligently to further improve our operations and their efforts have allowed us to grow market share and improve operations in all aspects of our business. At DCI, we continued to add new customers and expect our strong growth trend to continue. The development of
NTG's initial product line, targeted at the pipeline cathodic protection industry, was completed during the quarter and we are encouraged by the resulting increase in sales. Although bottom-line performance was negatively impacted by development expenses, we expect NTG to contribute positively to earnings by the end of this fiscal year. Based on orders in backlog, new business opportunities, and expected product sales at NTG, we expect both revenue and earnings growth to continue during the coming quarters."

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2005. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                        Three Months Ended
                                                             July 31,
                                                      2005             2004
                                                      ----             ----
Sales                                                   $3,480            $2,916
Cost of products sold                                    2,456             2,131
                                                 -------------    --------------
Gross margin                                             1,024               785

Selling, general and administrative expenses               887               611
                                                 -------------    --------------

Operating income                                           137               174

Other income (expense):
  Interest expense                                        (24)              (40)
  Other income, net                                          1                --
                                                 -------------    --------------

Income before income tax benefit                           114               134

Income tax benefit                                          --                10
                                                 -------------    --------------

Net income                                                $114              $144
                                                 =============    ==============

Net income per share information:
  Basic                                                  $0.04             $0.05
  Diluted                                                $0.03             $0.05

Weighted average common shares outstanding:
  Basic                                                  3,240             2,826
  Diluted                                                3,389             2,892